UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2022

Commission file number: 1-03319

Quad M Solutions, Inc.

Idaho	82-0144710
(State or Other Jurisdiction of Incorporation of Organization)	(I.R.S. Employer Identification Number)

1111 Beltline Road, Suite 108, Garland, TX	75040
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including area code: (877) 465-8080

115 River Road, Suite 151, Edgewater, NJ 07020

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Quad M Solutions, Inc., an Idaho corporation, (“MMMM” or the “Company”), is a public holding company that offers self-funded health plans, staffing services, HR-human resources, payroll services, retirement, supplemental and workers compensation insurance to small and mid-sized group employers with 1-500 employees, and to the exploding essential worker “Gig Economy,” a labor market that is characterized by the prevalence of short-term contracts or freelance work, not permanent jobs. On January 19, 2022, the Company announced that it had executed a Memorandum of Understanding with Quantum Computing Inc. (“QCI”) (Nasdaq:QUBT) to develop and deliver a quantum solution for improving the efficiency of the MMMM’s self-underwritten medical insurance.

In its January 19, 2022, release, MMMM reported that it projected to have tens of thousands of covered employees utilizing its medical benefits solutions through its principal operating subsidiary, Nuaxess2, Inc. (“NuAxess”), in 2022 and further announced that it will collaborate with QCI in designing a quantum solution utilizing its over 100,000 person and growing database of medical records.

To date and like all medical insurance companies and other self-insured entities, MMMM has used a standard medical questionnaire to underwrite its covered employees but now intends to use QCI’s Qatalyst™ ready-to-run quantum software to MMMM to generate a quantum-ready classical computing solution in the short term, which it believes should enable MMMM to factor in multiple variables that had never been considered or utilized to lower its underwriting costs.

On February 15, 2022, the Company entered into a definitive Services Agreement with QCI, a copy of which is attached as Exhibit 10.12 to this Form 8-K (the “Services Agreement”), pursuant to which QCI will provide NuAxess and the other MMMM Subsidiaries with enhanced analytic capabilities by improving, among other things, the accuracy in identifying whether its covered employees should be assigned into a high-risk pool or not, in order to be able to quote insurance rates and plans based upon a more full understanding of the likely costs for potential member employers and their covered employees.

With QCI’s Qatalyst software to bridge the power of classical and quantum computing, the Company believes that QCI will facilitate MMMM’s ability to solve complex computational problems which should give us a potentially significant technologically competitive advantage in the staffing solutions industry and insurance underwriting.

The Company intends to market this product, when fully operational, to other self-insured corporations and medical insurance companies, which should provide the Company with entry into a potential multi-billion-dollar market. Quad M Solutions Inc. will pay Quantum Computing Inc. between 5-10 dollars per employee per month for the services provided by QCI.

About Quad M Solutions, Inc.

Quad M Solutions Inc. (OTC: MMMM) is a public holding company that offers self-funded health plans, staffing services, HR-human resources, payroll services, retirement, supplemental and workers compensation insurance to small and mid-sized group employers with 1-500 employees, and to the exploding essential worker “Gig Economy,” a labor market that is characterized by the prevalence of short-term contracts or freelance work, not permanent jobs. Our Company’s four subsidiaries, NuAxess 2, Inc., PrimeAxess, Inc., OpenAxess, Inc. and PrimeAxess 2, LLC are important in conveying who we are and what we do.

We strive to provide those employers and individuals the right tools to be able to manage and control all the facets in their healthcare experience and their eventual health outcomes. Prevention, wellness, and cures have become part of our corporate mission to individuals who want to manage and control their short and long-term healthcare needs.

Our self-insured programs are consumer-driven and technology-leveraged and, by itself, self-insurance is affordable, transparent and responsive to the healthcare and retirement needs of employees who are looking for higher quality benefits, integrated health information and better medical provider access and outcomes.

About Quantum Computing Inc.

Quantum Computing Inc. (Nasdaq: QUBT) is focused on accelerating the value of quantum computing for real-world business solutions. QCI’s flagship product, Qatalyst, is the first software to bridge the power of classical and quantum computing, hiding complexity and empowering SMEs to solve complex computational problems today. QCI’s expert team in finance, computing, security, mathematics and physics has over a century of experience with complex technologies; from leading edge supercomputing innovations to massively parallel programming, to the security that protects nations. Connect with QCI on LinkedIn and @QciQuantum on Twitter. For more information about QCI, visit www.quantumcomputinginc.com.

Item 9.01 Financial Statements and Exhibits

(b) The following documents are filed as exhibits to this current report on Form 8-K or incorporated by reference herein. Any document incorporated by reference is identified by a parenthetical reference to the SEC filing that included such document.

Exhibit No.	Description
10.12	Services Agreement between Quad M Solutions, Inc. and Quantum Computing, Inc., dated February 15, 2022, filed herewith.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 22, 2022

QUAD M SOLUTIONS, INC.

/s/: Joseph Frontiere
Name:	Joseph Frontiere
Title:	Chief Executive Officer